                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(c)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                     METRON TECHNOLOGY N.V.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (6)  Amount Previously Paid:
                ----------------------------------------------------------
           (7)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (8)  Filing Party:
                ----------------------------------------------------------
           (9)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                            ------------------------

                             METRON TECHNOLOGY N.V.
                           1350 OLD BAYSHORE HIGHWAY
                                   SUITE 360
                              BURLINGAME, CA 94010
                                      USA

                            ------------------------

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER 21, 2000

TO THE SHAREHOLDERS OF METRON TECHNOLOGY N.V.:

    NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders (the "Annual Meeting") of Metron Technology N.V., a corporation organized under the laws of The Netherlands (the "Company"), will be held on Tuesday, November 21, 2000 at 5:30 p.m. local time at the offices of Nauta Dutilh, Prinses Irenestraat 59, 1077 WV Amsterdam, The Netherlands for the following purposes:

    1. To re-elect the Company's supervisory directors to serve for the ensuing year and until their successors are elected;

    2. To elect Mr. Gregory M. Claeys as a managing director B to succeed Mr. C. Garry Hendricks and to serve until his successor is elected;

    3. To approve the Company's Amended and Restated Employee Stock Option Plan, as amended, to increase the aggregate number of Common Shares authorized for issuance under such plan by 1,000,000 shares;

    4. To confirm and adopt the Annual Accounts of the Company for the fiscal year ended May 31, 2000;

    5. To ratify the selection of KPMG LLP as independent auditors of the Company for its fiscal year ending May 31, 2001;

    6. To authorize the preparation of the Company's Annual Report for the fiscal year ended May 31, 2000 in the English language; and

    7. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Copies of the draft Annual Accounts, the draft Annual Report and the list of nominees for the Supervisory Board are open for inspection at the principal executive offices of the Company, located at 1350 Old Bayshore Highway, Suite 360, Burlingame, CA 94010, USA, and the Company's principal office in The Netherlands, located at Kabelstraat 36, NL-1322 AD Almere, by registered shareholders and other persons entitled to attend meetings of shareholders of the Company. Such copies will be open for inspection from the date hereof until the close of the Annual Meeting.

    Under the laws of the Kingdom of the Netherlands, one is entitled to attend and address the Annual Meeting if, on the date on which the Annual Meeting is held, one is an actual shareholder of the Company, and to vote thereat according to the number of shares of the Company which one holds on such date. Accordingly, if prior to the meeting you decide to grant a proxy in order to be represented at the meeting and, after you have granted your proxy you transfer some or all the shares of the Company you held at that time, your proxy will be deemed to represent the number of shares of the Company you held on the date you granted the proxy MINUS any shares of the Company you subsequently transferred PLUS any shares of the Company you acquired since such date. On the date of and prior to the commencement of the Annual Meeting, the Company will verify who is a shareholder of the Company.

                                          By Order of the Board of Supervisory
                                          Directors
                                          Joel A. Elftmann
                                          SUPERVISORY DIRECTOR

Burlingame, California
October 30, 2000

    ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                             METRON TECHNOLOGY N.V.
                           1350 OLD BAYSHORE HIGHWAY
                                   SUITE 360
                              BURLINGAME, CA 94010
                                      USA

                            ------------------------

                                PROXY STATEMENT
                   FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
                                OCTOBER 30, 2000

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Supervisory Directors (the "Supervisory Board") of Metron Technology N.V., a corporation organized under the laws of the Kingdom of the Netherlands ("Metron" or the "Company"), for use at the Annual General Meeting of Shareholders to be held on November 21, 2000, at 5:30 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual General Meeting. The Meeting will be held at the offices of Nauta Dutilh, Prinses Irenestraat 59, 1077 WV Amsterdam, The Netherlands. The Company intends to mail this proxy statement and accompanying proxy card on or about October 30, 2000, to all shareholders entitled to vote at the Annual Meeting as of the date of the most recent shareholders' register.

SOLICITATION

    The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names Common Shares of the Company ("Common Shares") beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Shares for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of Common Shares at the close of business on November 21, 2000 will be entitled to vote at the Annual Meeting. At the close of business on July 31, 2000, the Company had outstanding and entitled to vote 13,289,361 Common Shares.

    Each holder of record of Common Shares on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

    All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether a matter is approved.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with Mr. C.H.T. Koetsier, Esq. at the offices of our general counsel, Nauta Dutilh, Prinses Irenestraat 59, 1077 WV Amsterdam, The Netherlands, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

SHAREHOLDER PROPOSALS

    The deadline for submitting a shareholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2001 annual general meeting of shareholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 (the "1934 Act") is July 2, 2001. Shareholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so no earlier than August 23, 2001, and no later than September 22, 2001. Shareholders are also advised to review the Company's Articles of Association ("Articles"), which contain additional requirements with respect to advance notice of shareholder proposals and director nominations.

                                   PROPOSAL 1
                       ELECTION OF SUPERVISORY DIRECTORS

    There are four nominees for the four Supervisory Board positions presently authorized by the Supervisory Board and the Company's Articles. Each supervisory director to be elected will hold office until the next annual general meeting of shareholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a supervisory director of the Company and was elected by the shareholders. See "Duties of Metron Management" for a discussion of the duties of the Supervisory Board.

    Supervisory directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of the such substitute nominee as the Supervisory Board may propose. Each person nominated for election has agreed to serve if elected and the Supervisory Board has no reason to believe that any nominee will be unable to serve.

                    THE SUPERVISORY BOARD RECOMMENDS A VOTE
                        IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

    The names of the nominees and certain information about them are set forth below:

NAME                                      AGE               PRINCIPAL OCCUPATION
----                                    --------   --------------------------------------
Mr. Robert R. Anderson................     63      Former Chairman and Chief Executive
                                                   Officer of Yield Dynamics, Inc.
Mr. James E. Dauwalter................     49      President of Entegris, Inc.
Mr. Joel A. Elftmann..................     60      Chairman of FSI International, Inc.
Mr. Sho Nakanuma......................     68      Chairman of Ando Electric Company

    Robert R. Anderson has been a supervisory director of Metron since
November 1995. Until his retirement in July 2000, Mr. Anderson served as Chairman of the Board and Chief Executive Officer of Yield Dynamics, Inc. (YDI), a semiconductor yield management software start-up company. He became a director of YDI in August 1997 and Chairman and Chief Executive Officer in October 1998. Mr. Anderson has been Chairman of the Board of Silicon Valley Research, a semiconductor design automation software company, since January 1994 and served as Chief Executive Officer from April 1994 until July 1995 and from
December 1996 until October 1997 and as Chief Financial Officer from
September 1994 to November 1995. Mr. Anderson co-founded KLA Instruments Corporation, now KLA-Tencor Corporation, a supplier of equipment for semiconductor process control, in 1975 and served in various capacities including Chief Operating Officer, Chief Financial Officer, Vice Chairman and Chairman. Mr. Anderson also serves as a director of Applied Science &
Technology Inc., a supplier of systems components for the semiconductor industry.

    James E. Dauwalter has been a supervisory director of Metron since
November 1995 and was a managing director from June 1979 until November 1995. Mr. Dauwalter is President of Entegris, Inc., a principal and a large minority shareholder of Metron. Mr. Dauwalter joined Fluoroware Inc., now part of Entegris, in 1973. Mr. Dauwalter also serves as a director of Nippon Fluoroware K.K., Fluoroware-Valqua Japan K.K. and Fluoroware Southeast Asia Pte Ltd.

    Joel A. Elftmann, a co-founder of Metron, has been a supervisory director since November 1995 and was a managing director from October 1975 until November 1995. Mr. Elftmann is Chairman of the Board of FSI
International, Inc., a principal and a large minority shareholder of Metron. Mr. Elftmann was also a co-founder of FSI and has served as a director of FSI since 1973 and as Chairman of the Board since August 1983. From August 1983 to August 1989, and from May 1991 to December 1999, Mr. Elftmann also served as Chief Executive Officer of FSI. From 1977 to August 1983, from May 1991 until January 1998 and from August 1999 until December 1999, Mr. Elftmann served as President of FSI. Mr. Elftmann also serves as a director of Veeco, Inc.
Mr. Elftmann is a Director Emeritus member of the Board of Directors of Semiconductor Equipment & Materials International, a trade association for suppliers to the semiconductor industry, and a member of the Board of Directors of the Semiconductor Industry Suppliers Association of America (SISA).

    Sho Nakanuma has been a supervisory director of Metron since November 1999. Mr. Nakanuma has been Chairman of the Board of Directors of Ando Electric Company in Japan since June 1997. From 1988 to 1997, Mr. Nakanuma served as President of Ando Electric Company. From 1984 to 1986, Mr. Nakanuma served as President of NEC Electronics Inc. in the United States. From 1985 to 1988,
Mr. Nakanuma served as a member of the Board of Directors of NEC Corporation in Japan. Mr. Nakanuma is a member of the Board of Directors of Semiconductor Equipment and Materials Internationals in the United States. Mr. Nakanuma holds a B.S. degree in Chemical Engineering from Kyoto University and a Ph.D. in Engineering from Tokyo University.

                    THE SUPERVISORY BOARD RECOMMENDS A VOTE
                        IN FAVOR OF EACH NAMED NOMINEE.

                                   PROPOSAL 2
                         ELECTION OF MANAGING DIRECTOR

    There is one nominee for the vacant position on the Board of Managing Directors (the "Managing Board"). There are six Managing Board positions presently authorized by the Supervisory Board and the Company's Articles. The managing director to be elected will hold office until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. See "Duties of Metron Management" for a discussion of the duties of the Managing Board.

    Managing directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. In the event that the nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of the such substitute nominee as the Supervisory Board may propose. The person nominated for election has agreed to serve if elected and the Supervisory Board has no reason to believe that such nominee will be unable to serve.

                    THE SUPERVISORY BOARD RECOMMENDS A VOTE
                         IN FAVOR OF THE NAMED NOMINEE.

NOMINEE

    Gregory M. Claeys, age 51, is presently the Company's Vice President, Fluid Handling Products. He joined Metron in July 1998 as a result of the merger between Metron and T.A. Kyser Co. ("Kyser"). From 1993 to 1998, Mr. Claeys served as President of Kyser. Mr. Claeys hold a B.A. degree in Marketing from Texas A&M University.

MANAGING DIRECTORS CONTINUING IN OFFICE

    The names of the managing directors continuing in office and certain information about them are set forth below:

NAME                                      AGE         POSITIONS HELD WITH THE COMPANY
----                                    --------   --------------------------------------
Edward D. Segal.......................     60      President, Chief Executive Officer and
                                                   Managing Director
Michael A. Grandinetti................     52      Executive Vice President, Materials
                                                   Division and Managing Director
Peter V. Leigh........................     55      Vice President, Finance, Chief
                                                   Financial Officer and Managing
                                                   Director
J. Christopher Levett-Prinsep.........     54      Executive Vice President, Equipment
                                                   Division and Managing Director
Keith Reidy...........................     43      Vice President, Marketing and Managing
                                                   Director

    Edward D. Segal has been a managing director of Metron since November 1995. He joined Metron as President and Chief Executive Officer in July 1995. Prior to joining Metron, Mr. Segal served as President and Chief Executive Officer of Transpacific Technology Corporation, a company which he founded in 1982.
Mr. Segal is a member of the Board of Directors of Semiconductor Equipment & Materials International, a trade association for suppliers to the semiconductor industry. Mr. Segal holds a B.S. degree in Metallurgical Engineering from Rensselaer Polytechnic Institute.

    Michael A. Grandinetti has been a managing director and served as Executive Vice President, Materials Division of Metron since December 1997. From 1990 to 1997, Mr. Grandinetti served in several management positions at Tylan
General, Inc., a publicly-traded manufacturer of mass flow controllers, vacuum gauges and other engineering products, most recently as Senior Vice President, and prior to that as Vice President of Sales and Marketing. Mr. Grandinetti holds a B.S. degree in Mechanical Engineering and a M.S. degree in Engineering Management from Northeastern University.

    Peter V. Leigh has served as Vice President, Finance and Chief Financial Officer of Metron since November 1995 and has been a managing director of Metron since November 1996. From 1992 to 1995 Mr. Leigh served as Vice President, Finance and Chief Financial Officer of Sequus Pharmaceuticals, a publicly-traded bio-pharmaceutical firm. From 1982 until 1992, Mr. Leigh served as Corporate Controller of Bio-Rad Laboratories, a publicly-traded multi-national manufacturer and marketer of analytical chemistry, diagnostic and semiconductor metrology equipment and materials. Mr. Leigh holds a B.A. degree from the University of Oxford and an M.B.A. degree from the Harvard Business School.

    J. Christopher Levett-Prinsep has been a managing director of Metron since July 1983 and has served as managing director of Metron's United Kingdom subsidiary, of which he was the founder and first employee, since 1978.
Mr. Levett-Prinsep served as President of Metron's European Operations from August 1994 until December 1997, when he became Executive Vice President, Equipment Division. Mr. Levett-Prinsep holds an Ordinary Certificate in Technology from Coventry Technical College and an Advanced Certificate from Wednesbury College of Technology.

    Keith Reidy has served as Vice President, Marketing since March 1999 and has been a managing director of Metron since April 1999. Mr. Reidy has also served as Director, Product of Development and Director, U.S. Representative Organization. Prior to joining Metron in July 1995, Mr. Reidy served as the Vice President, Sales of Transpacific Technology. Mr. Reidy holds a B.S. degree in engineering from the University of California, Davis and a M.S. in engineering from Purdue University.

DUTIES OF METRON MANAGEMENT

    Metron has a Supervisory Board and a Managing Board. Under the laws of the Kingdom of the Netherlands, supervisory directors cannot be managing directors of a company at the same time. The primary responsibilities of the Supervisory Board are supervising the Managing Board and the general affairs and business of Metron and advising the Managing Board. The Managing Board is responsible for the management of the day-to-day operations of Metron and is required to keep the Supervisory Board informed about such operations. Under Metron's Articles, the Managing Board is required to obtain the prior approval of the Supervisory Board for such resolutions of the Managing Board as the Supervisory Board has designated by resolution and so informed the Managing Board. No resolution to this effect has been passed to date. Generic references in this proxy statement to directors refer to members of either the Supervisory Board or Managing Board. Other executives do not bear the responsibilities attributed to members of the Managing Board and the Supervisory Board, or the related liabilities, if any.

    The Articles provide for a Supervisory Board of one or more persons. The Articles also provide for the appointment of one or more managing directors A and one or more managing directors B under the supervision of the Supervisory Board. The number of supervisory directors and the number of managing directors is determined by the Supervisory Board. Metron presently has four supervisory directors and one managing director A, Mr. Segal, its President and Chief Executive Officer, and, if Mr. Claeys' nomination is approved by the Annual Meeting, will have five managing directors B.

    The general meeting of shareholders appoints the supervisory directors and at all times has the power to suspend or dismiss any supervisory director. A resolution to appoint a supervisory director can only be passed upon recommendation by the Supervisory Board. Under the Articles, each member of the Supervisory Board holds office for a one-year term following that member's election as a member of the Supervisory Board, or until that member's earlier resignation, death or removal by a decision of a general meeting. However, a member of the Supervisory Board elected not at the annual general meeting of shareholders but at an extraordinary meeting of shareholders serves until the next annual general meeting of shareholders or until that member's earlier resignation, death or removal by a decision of the annual general meeting. In addition, each supervisory director is required to resign as of the date of the annual general meeting of shareholders held in the year in which that director attains the age of 72. A shareholders' resolution to suspend or dismiss a supervisory director must be adopted by a two-thirds majority of the valid votes cast representing more than half of the issued share capital.

    The entire Managing Board, as well as each managing director A individually, has the power to represent Metron and bind Metron in agreements with third parties. A managing director B may only represent Metron together with another managing director. The general meeting of shareholders appoints the managing directors for an unlimited period of time, determines whether the managing director shall serve as a managing director A or as a managing director B and at all times has the power to suspend or dismiss any managing director. A resolution to appoint a managing director can only be passed upon recommendation by the Supervisory Board. Each managing director can at all times also be suspended by the Supervisory Board for a period of up to three months. A shareholders' resolution to suspend or dismiss a managing director must be adopted by a two-thirds majority of the valid votes cast representing more than half of the issued share capital. The Supervisory Board decides on the remuneration and further terms and conditions of employment for each of the managing directors. Managing directors, along with other employees of subsidiaries of Metron, are eligible for options under the terms of Metron's employee option plans.

SUPERVISORY BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended May 31, 2000 the Supervisory Board held four meetings and acted by unanimous written consent three times. The Supervisory Board has an Audit Committee and a Compensation Committee.

    The Audit Committee has responsibility for reviewing the internal accounting procedures and controls of the Company and the results and scope of the audit and other services provided by the Company's independent auditors. It met once during such fiscal year. All of the existing supervisory directors are members of the Audit Committee.

    The Compensation Committee has responsibility for providing recommendations to the Supervisory Board for final decision concerning salaries and incentive compensation for managing directors of the Company. It met twice during such fiscal year. All of the existing supervisory directors are members of the Compensation Committee.

    During the fiscal year ended May 31, 2000, each Supervisory Board member attended 75% or more of the aggregate of the meetings of the Supervisory Board and of the committees on which he served, held during the period for which he was a supervisory director or committee member, respectively.

                                   PROPOSAL 3

               APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED
                           EMPLOYEE STOCK OPTION PLAN

    In February 1995, the Supervisory Board adopted, and the shareholders subsequently approved, the Company's Employee Stock Option Plan (the "Prior Plan"). In October 1999, in connection with the Company's initial public offering of Common Shares (the "Initial Public Offering"), the Supervisory Board adopted, and the shareholders subsequently approved, the Company's Amended and Restated Employee Stock Option Plan (the "Option Plan"), which is an amended, restated and retitled version of the Prior Plan.

    As of July 31, 2000, options (net of canceled or expired options) covering an aggregate of 2,733,746 Common Shares had been granted under the Option Plan. Options to purchase only 16,254 Common Shares (plus any shares that might in the future be returned to the Option Plan as a result of cancellations or expiration of options) remained available for future grant under the Option Plan.

    Shareholders are requested in this Proposal 3 to approve the amendment to the Option Plan to increase the number of shares reserved for issuance under the Option Plan by 1,000,000. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Option Plan. Abstentions and broker non-votes will be counted towards a quorum but will not be counted for any purpose in determining whether this matter has been approved.

                        THE SUPERVISORY BOARD RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 3.

    The essential features of the Option Plan are outlined below:

GENERAL

    The Option Plan provides for the grant of incentive stock options and nonstatutory stock options. Incentive stock options granted under the Option Plan are intended to qualify as "incentive stock options" within the meaning of
Section 422 of the United States Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the Option Plan are not intended to qualify as incentive stock options under the Code. See "United States Federal Income Tax Information" for a discussion of the tax treatment of options in the United States. To date, the Company has granted incentive and nonstatutory stock options under the Option Plan.

PURPOSE

    The Supervisory Board adopted the Option Plan to provide a means by which employees and consultants of the Company and its group companies may be given an opportunity to purchase shares in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company and its group companies. All of the approximately 750 employees and consultants of the Company and its group companies are eligible to participate in the Option Plan.

ADMINISTRATION

    The Supervisory Board administers the Option Plan. Subject to the provisions of the Option Plan, the Supervisory Board has the power to construe and interpret the Option Plan and to determine the persons to whom and the dates on which options will be granted, the number of Common Shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration and other terms of the option.

    The Supervisory Board has the power to delegate administration of the Option Plan to a committee composed of one or more members of the Supervisory Board; provided, that if options are granted to officers or directors of the Company then the committee shall consist of two or more members as described below. In the discretion of the Supervisory Board, a committee may consist solely of two or more outside directors in accordance with Section 162(m) of the Code or solely of two or more non-employee directors in accordance with Rule 16b-3 of the 1934 Act. The Supervisory Board has delegated administration of the Option Plan to the Administrative Committee of the Metron Technology Employee Stock Option Plan, which consists of Messrs. Anderson, Dauwalter and Elftmann. As used herein with respect to the Option Plan, the "Supervisory Board" refers to any committee the Supervisory Board appoints, including the Administrative Committee, as well as to the Supervisory Board itself.

    The regulations under Section 162(m) of the Code require that the directors who serve as members of the committee which grants options to certain highly compensated employees must be "outside directors." The Option Plan provides that, in the Supervisory Board's discretion, directors serving on the committee may be "outside directors" within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (i) current employees of the Company or an affiliate, (ii) former employees of the Company or an affiliate receiving compensation for past services (other than benefits under a tax-qualified pension plan), (iii) current and former officers of the Company or an affiliate, (iv) directors currently receiving direct or indirect remuneration from the Company or an affiliate in any capacity (other than as a director), and
(v) any other person who is otherwise not considered an "outside director" for purposes of Section 162(m). The definition of an "outside director" under
Section 162(m) is generally NARROWER than the definition of a "non-employee director" under Rule 16b-3 of the 1934 Act.

ELIGIBILITY

    Incentive stock options may be granted under the Option Plan only to employees (including officers and directors) of the Company and its affiliates. Employees (including officers and directors) and consultants of both the Company and its group companies are eligible to receive nonstatutory stock options under the Option Plan. Non-employee directors of the Company and its group companies are not eligible to receive awards under the Option Plan.

    No incentive stock option may be granted under the Option Plan to any person who, at the time of the grant, owns (or is deemed to own) shares possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the exercise price is at least 110% of the fair market value of the shares subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the Common Shares with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under the Option Plan and all other such plans of the Company and its affiliates) may not exceed $100,000.

    No person may be granted awards under the Option Plan exercisable for more than 1,000,000 Common Shares during any calendar year ("Section 162(m) Limitation"). However, this limitation applies only after the closing of the Initial Public Offering and then only upon the earliest to occur of (i) the first material modification to the Option Plan, (ii) the issuance of all the Common Shares reserved for issuance under the Option Plan, (iii) the expiration of the Option Plan, or (iv) the first meeting of shareholders at which directors are to be elected that occurs after the close of the third calendar year following the Initial Public Offering, or such other date required by
Section 162(m) of the Code and the rules and regulations promulgated thereunder.

SHARES SUBJECT TO THE OPTION PLAN

    Subject to this Proposal, an aggregate of 3,750,000 Common Shares is reserved for issuance under the Option Plan. If options granted under the Option Plan expire or otherwise terminate without being exercised, the Common Shares not acquired pursuant to such options again become available for issuance under the Option Plan. If the Company reacquires unvested shares issued under the Option Plan, the reacquired shares will not again become available for reissuance under the Option Plan.

TERMS OF OPTIONS

    The following is a description of the permissible terms of options under the Option Plan. The terms of individual option grants may be more restrictive than the permissible terms described below in some or all respects.

    EXERCISE PRICE; PAYMENT. The exercise price of options may not be less than 100% of the fair market value of the shares subject to the option on the date of the grant and, in some cases (see "Eligibility" above), may not be less than 110% of such fair market value, but in any event may not be less than the nominal value of such shares. As of July 31, 2000, the closing price of the Company's Common Shares as reported on the Nasdaq National Market System was
$8 7/8 per share.

    The exercise price of options granted under the Option Plan must be paid either in cash at the time the option is exercised or, at the discretion of the Supervisory Board, (i) by delivery of other Common Shares of the Company,
(ii) with shares issuable upon exercise of the option, (iii) pursuant to a Regulation T program sponsored by the Company in conjunction with a securities broker or (iv) in any other form of legal consideration acceptable to the Supervisory Board.

    OPTION EXERCISE. Options granted under the Option Plan may become exercisable in cumulative increments ("vest") as determined by the Supervisory Board. Shares covered by currently outstanding options under the Option Plan typically vest at the rate of 25% per year for four years during the participant's employment by, or service as a consultant to, the Company or a group company (collectively, "service"). Shares covered by options granted in the future under the Option Plan may be subject to different vesting terms. The Supervisory Board has the power to accelerate the time during which an option may vest or be exercised. To the extent provided by the terms of an option, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the shares otherwise issuable to the participant, by delivering already-owned Common Shares or by a combination of these means.

    TERM. The maximum term of options under the Option Plan is 10 years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the Option Plan generally terminate 90 days after termination of the participant's service unless (i) such termination is due to the participant's disability, in which case the option shall provide that it may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination;
(ii) the participant dies before the participant's service has terminated, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the participant's death) within 90 days of the participant's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. A participant may designate a beneficiary who may exercise the option following the participant's death. Individual option grants by their terms may provide for exercise within a longer period of time following termination of service. The option term generally is not extended in the event that exercise of the option within these periods is prohibited.

RESTRICTIONS ON TRANSFER

    The participant may not transfer an option otherwise than by will or by the laws of descent and distribution. During the lifetime of the participant, only the participant may exercise an option.

ADJUSTMENT PROVISIONS

    Transactions not involving receipt of consideration by the Company, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of Common Shares subject to the Option Plan and outstanding options. In that event, the Option Plan will be appropriately adjusted as to the class and the maximum number of Common Shares subject to the Option Plan and the Section 162(m) Limitation, and outstanding options will be adjusted as to the class, number and price per share of Common Shares subject to such options.

EFFECT OF CERTAIN CORPORATE EVENTS

    The Option Plan provides that, in the event of a dissolution or liquidation, the options shall terminate. In the event of specified types of mergers or other corporate consolidations (a "change in control"), then, with respect to participants whose service has not terminated, the vesting and the time during which such options may be exercised will be accelerated. An outstanding option will terminate if the participant does not exercise it before a change in control. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

    The Supervisory Board may suspend or terminate the Option Plan without shareholder approval or ratification at any time or from time to time. Unless sooner terminated, the Option Plan will terminate in February 2005.

    The Supervisory Board may also amend the Option Plan at any time or from time to time. However, no amendment will be effective unless approved by the shareholders of the Company within 12 months before or after its adoption by the Supervisory Board if the amendment would (i) modify the requirements as to eligibility for participation (to the extent such modification requires shareholder approval in order for the Option Plan to satisfy Section 422 of the Code, if applicable, or Rule 16b-3 of the 1934 Act); or (ii) increase the number of shares reserved for issuance upon exercise of awards. The Supervisory Board may submit any other amendment to the Option Plan for shareholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees, Section 422 of the Code or any securities exchange listing requirements.

UNITED STATES FEDERAL INCOME TAX INFORMATION

    Long-term capital gains currently are generally subject to lower tax rates than ordinary income or short-term capital gains. The maximum long-term capital gains rate for federal income tax purposes is currently 20% while the maximum ordinary income rate and short-term capital gains rate is effectively 39.6%.

    Slightly different tax rules may apply to participants who acquire shares subject to certain repurchase options or who are subject to Section 16(b) of the 1934 Act.

    INCENTIVE STOCK OPTIONS. Incentive stock options under the Option Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

    There generally are no federal income tax consequences to the participant or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant's alternative minimum tax liability, if any.

    If a participant holds shares acquired through exercise of an incentive stock option for two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such shares will be a long-term capital gain or loss.

    Generally, if the participant disposes of the shares before the expiration of either of these holding periods (a "disqualifying disposition"), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the shares' fair market value on the date of exercise over the exercise price, or (ii) the participant's actual gain, if any, on the purchase and sale. The participant's additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the shares were held for more or less than one year.

    To the extent a participant who is employed by a U.S. subsidiary of the Company recognizes ordinary income by reason of a disqualifying disposition, the U.S. subsidiary will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs. As a foreign corporation liable for U.S. taxes only on income "effectively connected" with its operations in the United States, the Company has not yet determined the availability of such deductions, if any, to the Company for disqualifying dispositions by its U.S.-based employees.

    NONSTATUTORY STOCK OPTIONS. Nonstatutory stock options granted under the Option Plan generally have the following federal income tax consequences:

    There are no tax consequences to the participant or the Company by reason of the grant. Upon exercise of the option, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the shares' fair market value on the exercise date over the exercise price. With respect to employees of its U.S. subsidiaries, the U.S. subsidiary is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the U.S. subsidiary will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant. As a foreign corporation liable for U.S. taxes only on income "effectively connected" with its operations in the United States, the Company has not yet determined the availability of such deductions, if any, to the Company upon the exercise of nonstatutory stock options by its U.S.-based employees.

    Upon disposition of the shares, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such shares plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-term or short-term depending on whether the shares were held for more or less than one year. Slightly different rules may apply to participants who acquire shares subject to certain repurchase options or who are subject to Section 16(b) of the 1934 Act.

    POTENTIAL LIMITATION ON COMPANY DEDUCTIONS. Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

    Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of "outside directors" and either (i) the plan contains a per-employee limitation on the number of shares for which such options may be granted during a specified period, the per-employee limitation is approved by the shareholders, and the exercise price of the option is no less than the fair market value of the shares on the date of grant, or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by shareholders.

                                   PROPOSAL 4

                          APPROVAL OF ANNUAL ACCOUNTS

    At the Annual Meeting, the shareholders of the Company will be asked to approve the Annual Accounts of the Company for the fiscal year ending May 31, 2000, as required under Netherlands law and the Articles. In accordance with
Article 2: 408 of the Netherlands Civil Code, the Annual Accounts are the annual statutory accounts of the Company prepared in accordance with generally accepted accounting principles of The Netherlands. These Annual Accounts do not represent the consolidated accounts of the Company and all of its subsidiaries prepared in accordance with generally accepted accounting principles of the United States, as presented in the Consolidated Financial Statements contained in the Annual Report of the Company for the year ending May 31, 2000. Copies of the draft Annual Accounts are open for inspection at the principal executive offices of the Company, located at 1350 Old Bayshore Highway, Suite 360, Burlingame, CA 94010, USA, and the Company's principal office in The Netherlands, located at Kabelstraat 36, NL-1322 AD Almere, by registered shareholders and other persons entitled to attend meetings of shareholders of the Company. Such copies will be open for inspection from the date hereof until the close of the Annual Meeting.

    The affirmative vote of the holders of a majority of the Common Shares present or represented by proxy and entitled to vote at the Annual Meeting is required to adopt the Annual Accounts. Abstentions and broker non-votes will be counted towards a quorum but will not be counted for any purpose in determining whether this matter has been approved.

                        THE SUPERVISORY BOARD RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 4.

                                   PROPOSAL 5
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Supervisory Board has selected KPMG LLP as the Company's independent auditors for the fiscal year ending May 31, 2001 and has further directed that the selection of independent auditors be submitted to the shareholders for ratification at the Annual Meeting. KPMG LLP has audited the Company's financial statements since 1995. A representative of KPMG LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

    Shareholder ratification of the selection of KPMG LLP as the Company's independent auditors is not required by the Articles or otherwise. However, the Supervisory Board is submitting the selection of KPMG LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Supervisory Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Supervisory Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions and broker non-votes will be counted towards a quorum but will not be counted for any purpose in determining whether this matter has been approved.

                        THE SUPERVISORY BOARD RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 5.

                                   PROPOSAL 6
          APPROVAL OF THE PREPARATION OF THE ANNUAL REPORT IN ENGLISH

    The Company has prepared its Annual Report for the fiscal year ended
May 31, 2000 in the English language. Netherlands law requires that the Company's shareholders authorize the preparation of the Company's Annual Report in a language other than Dutch. Such authorization will not constitute approval of any matter referred to in the Company's Annual Report.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the preparation of the Company's Annual Report in English. Abstentions and broker non-votes will be counted towards a quorum but will not be counted for any purpose in determining whether this matter has been approved.

                        THE SUPERVISORY BOARD RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 6.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the ownership of the Company's Common Shares as of July 31, 2000 by: (i) each supervisory director and nominee for supervisory director; (ii) each managing director named in the Summary Compensation Table and the nominee for managing director;
(iii) all managing directors and supervisory directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Shares. Unless otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their Common Shares, except to the extent authority is shared by spouses under applicable law. Unless otherwise noted, the address of each shareholder is c/o Metron Technology N.V., 1350 Old Bayshore Highway, Suite 360, Burlingame, California 94010.

                                                COMMON SHARES AS OF       TOTAL SHARES
NAME AND ADDRESS                                   JULY 31, 2000      BENEFICIALLY OWNED(1)   PERCENTAGE
----------------                                -------------------   ---------------------   ----------
Entegris, Inc.(2).............................       2,690,687              2,708,501            20.4%
  3500 Lyman Boulevard
  Chaska, MN 55318
FSI International, Inc.(3)....................       2,690,687              2,708,501            20.4%
  322 Hazeltime Drive
  Chaska, MN 55318
Joel A. Elftmann(4)...........................       2,690,687              2,708,501            20.4%
James E. Dauwalter(5).........................       2,691,687              2,709,501            20.4%
Robert R. Anderson(6).........................          44,475                 58,539               *
Sho Nakanuma..................................               0                      0               *
Edward D. Segal(7)............................         761,098              1,192,672             8.7%
C. Garry Hendricks............................         694,585                694,585             5.2%
J. Christopher Levett-Prinsep(8)..............         502,861                572,549             4.3%
Keith Reidy(9)................................          94,856                169,544             1.2%
Peter V. Leigh(10)............................               0                 94,688               *
Michael A. Grandinetti(11)....................               0                 63,438               *
Gregory M. Claeys(12).........................          65,380                110,380               *
All supervisory directors and managing
  directors as a group (10 persons)(13).......       7,480,249              8,254,641            58.7%

------------------------

   * Represents beneficial ownership of less than one percent of the Company's Common Shares.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Applicable percentage ownership is based on 13,289,361 Common Shares outstanding as of July 31, 2000, together with applicable options for such shareholder. Common Shares subject to options currently exercisable, or exercisable within 60 days of July 31, 2000, are not deemed outstanding for computing the percentage ownership of any other person.

 (2) Includes 17,814 shares issuable to Mr. Dauwalter pursuant to an agreement between Mr. Dauwalter and Entegris in which Mr. Dauwalter assigned ownership rights to all shares issuable upon exercise of the options to Entegris.

 (3) Includes 17,814 shares issuable to Mr. Elftmann pursuant to an agreement between Mr. Elftmann and FSI in which Mr. Elftmann assigned ownership rights to all shares issuable upon exercise of the options to FSI.

 (4) Mr. Elftmann is Chairman of the Board of FSI. The shares listed consist of 2,690,687 shares held by FSI and 17,814 shares issuable pursuant to options exercisable within 60 days of July 31, 2000.

     Mr. Elftmann disclaims beneficial ownership of all shares held by FSI and of all shares issuable pursuant to the exercise of options, pursuant to an agreement with FSI in which Mr. Elftmann assigned ownership rights to all shares issuable upon exercise of the options to FSI.

 (5) Mr. Dauwalter is President of Entegris. The shares listed consist of 1,000 shares held by Mr. Dauwalter, 2,690,687 shares held by Entegris and 17,814 shares issuable pursuant to options exercisable within 60 days of July 31, 2000. Mr. Dauwalter disclaims beneficial ownership of all shares held by Entegris and of all shares issuable pursuant to the exercise of options, pursuant to an agreement with Entegris in which Mr. Dauwalter assigned ownership rights to all shares issuable upon exercise of the options to Entegris.

 (6) Consists of 44,475 shares held by Mr. Anderson and 14,064 shares issuable pursuant to options exercisable within 60 days of July 31, 2000.

 (7) Consists of 521,570 shares held by Mr. Segal, 129,528 shares held by Segal Investments LP, an investment partnership of which Mr. Segal is the Managing Partner, 431,574 shares issuable pursuant to options exercisable within 60 days of July 31, 2000, and 110,000 options exercised. Mr. Segal disclaims beneficial ownership of the shares held by Segal Investments LP.

 (8) Consists of 477,861 shares held by Mr. Levett-Prinsep, 69,688 shares issuable pursuant to options exercisable within 60 days of July 31, 2000, and 25,000 options exercised.

 (9) Consists of 74,856 shares held by Mr. Reidy, 74,688 shares issuable pursuant to options exercisable within 60 days of July 31, 2000, and 20,000 options exercised.

 (10) Consists of 94,688 shares issuable pursuant to options exercisable within 60 days of July 31, 2000.

 (11) Consists of 63,438 shares issuable pursuant to options exercisable within 60 days of July 31, 2000.

 (12) Consists of 65,380 shares held by Mr. Claeys and 45,000 shares issuable pursuant to options exercisable within 60 days of July 31, 2000.

 (13) Includes an aggregate of 783,768 shares issuable pursuant to options exercisable within 60 days of July 31, 2000. Also includes an aggregate of 2,708,501 shares held by Entegris, 2,708,501 shares held by FSI and 129,528 shares owned by the investment partnership of Mr. Segal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the 1934 Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ended May 31, 2000, with the exception that initial reports of ownership were filed late by Entegris, Inc., FSI International, Inc. and Sho Nakanuma.

                             EXECUTIVE COMPENSATION

COMPENSATION OF SUPERVISORY DIRECTORS

    Each non-employee supervisory director of the Company receives a per meeting fee of $1,000 (plus $500 for each committee meeting attended by committee members, but only when such committee meets on a day when the Supervisory Board itself is not meeting). In the fiscal year ended May 31, 2000, the total compensation paid to each non-employee supervisory director was $4,000. The members of the Supervisory Board are also eligible for reimbursement for their expenses incurred in connection with attendance at Supervisory Board meetings in accordance with Company policy.

    Each non-employee supervisory director of the Company also receives stock option grants under the 1997 Supervisory Directors' Stock Option Plan (the "Directors' Plan"). Only non-employee supervisory directors of the Company or an affiliate (as defined in the Code) are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Code.

    Option grants under the Directors' Plan are non-discretionary. On April 13, 1997, each supervisory director who was neither an employee of nor consultant to the Company or one of its affiliates was automatically granted an option to purchase 15,000 Common Shares from the Directors' Plan. Subsequently, each person elected or appointed for the first time to serve as a non-employee supervisory director is granted an option to purchase 15,000 Common Shares from the Directors' Plan. In addition, on the date of each annual shareholders' meeting of Metron, each non-employee member of the Supervisory Board who has served as a non-employee director for at least six months and who is reelected at such annual shareholders' meeting is automatically granted an option to purchase 3,750 Common Shares under the Directors' Plan. The exercise price of options granted under the Directors' Plan is the fair market value of the Common Shares subject to the option on the date of the option grant. Options granted under the Directors' Plan may be exercised in accordance with their vesting schedules. The options will vest 25% on each anniversary of the date of grant over four years. The term of options granted under the Directors' Plan is ten years. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, the vesting of each option will accelerate and the option will terminate if not exercised prior to the consummation of the transaction, unless the Company is the surviving entity or, if the Company is not the surviving entity, the option is assumed or an equivalent option is substituted by the successor corporation.

    During the last fiscal year, the Company granted options covering 26,250 shares to the non-employee directors of the Company at an exercise price per share of $12.00. The fair market value of such Common Shares on the date of grant was $12.00 per share, which was the mid-point of the price range in the Company's filed but not-yet effective prospectus for the Initial Public Offering. As of July 31, 2000, no options had been exercised under the Directors' Plan.

COMPENSATION OF MANAGING DIRECTORS

    The following table shows, for the fiscal years ended May 31, 1999 and 2000, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four most highly compensated managing directors at May 31, 2000 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                            ANNUAL COMPENSATION
                                                   --------------------------------------
                                                                               OTHER
                                                                              ANNUAL           ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR(1)    SALARY($)   BONUS($)   COMPENSATION($)   COMPENSATION($)
---------------------------             --------   ---------   --------   ---------------   ---------------
Edward D. Segal.......................    2000      298,380    198,550             --             2,701(2)
  President and Chief Executive
    Officer                               1999      281,730     86,000             --               699(3)
  and Managing Director
Michael A. Grandinetti................    2000      192,500    152,600             --               563(3)
  Executive Vice President, Materials     1999      164,520     38,200             --            35,641(4)
  Division and Managing Director
C. Garry Hendricks....................    2000      209,549     28,995         14,521(5)             --
  Vice Chairman of T.A. Kyser Co.         1999      190,818     25,000             --                --
  and Managing Director
Peter V. Leigh........................    2000      182,583    182,583             --               563(3)
  Vice President, Finance, Chief          1999      155,513     51,000             --               614(3)
  Financial Officer and Managing
  Director
J. Christopher Levett-Prinsep.........    2000      256,145    136,150          4,287(5)         22,589(6)
  Executive Vice President, Equipment     1999      207,611     60,644             --            44,338(7)
  Division and Managing Director
Keith Reidy...........................    2000      205,000    109,300             --             7,081(8)
  Vice President, Marketing and           1999      192,500     60,000          1,308(9)            677(3)
  Managing Director

------------------------

(1) As permitted by the rules promulgated by the SEC, no amounts are shown for 1998.

(2) Represents $2,044 in car allowances and $657 in insurance premiums.

(3) Represents insurance premiums.

(4) Represents $586 in insurance premiums and $35,055 in payments to a defined contribution plan.

(5) Represents insurance pay-outs.

(6) Represents car allowances.

(7) Represents $8,654 in insurance premiums and $35,684 in payments to a defined contribution plan.

(8) Represents $6,000 in car allowances, $624 in insurance premiums and $457 in commissions.

(9) Represents commissions.

                       STOCK OPTION GRANTS AND EXERCISES

    The Company grants options to its executive officers under its Amended and Restated Employee Stock Option Plan. As of July 31, 2000, options to purchase a total of 2,171,755 shares were outstanding under the Option Plan and options to purchase 16,254 shares remained available for grant thereunder.

    The following tables show, for the fiscal year ended May 31, 2000, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

                        OPTION/SAR GRANTS IN FISCAL 2000

                                       INDIVIDUAL GRANTS
                                   -------------------------
                                                     % OF                                 POTENTIAL REALIZABLE
                                                    TOTAL                                   VALUE AT ASSUMED
                                    NUMBER OF      OPTIONS/                                  ANNUAL RATES OF
                                    SECURITIES       SARS                                      SHARE PRICE
                                    UNDERLYING    GRANTED TO   EXERCISE                     APPRECIATION FOR
                                   OPTIONS/SARS   EMPLOYEES     OR BASE                      OPTION TERM(3)
                                     GRANTED      IN FISCAL      PRICE      EXPIRATION    ---------------------
NAME                                   (#)         YEAR(1)     ($/SH)(2)       DATE        5% ($)     10% ($)
----                               ------------   ----------   ---------   ------------   --------   ----------
Edward D. Segal(4)...............     24,612          3.6%      $16.00     January 2010   $247,654   $  627,603
                                      75,388         10.9%       16.00     January 2010   $758,578   $1,922,385
Michael A. Grandinetti(5)........      5,008          0.7%        8.83      August 2009   $ 50,392   $  127,703
                                       4,992          0.7%        8.83      August 2009   $ 50,231   $  127,295
                                      25,000          3.6%       16.00     January 2010   $251,558   $  637,497
C. Garry Hendricks...............         --           --           --               --         --           --
Peter V. Leigh(6)................     25,000          3.6%       16.00     January 2010   $251,558   $  637,497
J. Christopher
  Levett-Prinsep(7)..............     25,000          3.6%       16.00     January 2010   $251,558   $  637,497
Keith Reidy(8)...................     25,000          3.6%       16.00     January 2010   $251,558   $  637,497

------------------------

(1) Based on options to purchase an aggregate of 693,000 shares granted to employees (including employee directors) during the fiscal year ended
    May 31, 2000. The foregoing total excludes options granted to consultants and non-employee directors.

(2) The exercise price per share of each option was equal to the fair market value of the Common Shares on the date of grant.

(3) The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated by assuming that the share price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated share price. The 5% and 10% rates represent certain assumed rates of appreciation only, in accordance with the rules of the Securities and Exchange Commission, and do not reflect the Company's estimate or projection of future share price performance. Actual gains, if any, are dependent on the actual further performance of the Common Shares, and no gain to the optionee is possible unless the share price increases over the option term.

(4) The shares subject to Mr. Segal's option grants vest at the rate of 6.25% every three months after January 5, 2000.

(5) 10,000 and 25,000 shares subject to Mr. Grandinetti's option grants vest at the rate of 6.25% every three months after August 2, 1999 and January 5, 2000, respectively.

(6) The shares subject to Mr. Leigh's option grant vest at the rate of 6.25% every three months after January 5, 2000.

(7) The shares subject to Mr. Levett-Prinsep's option grant vest at the rate of 6.25% every three months after January 5, 2000.

(8) The shares subject to Mr. Reidy's option grant vest at the rate of 6.25% every three months after January 5, 2000.

            AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR, AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                         NUMBER OF
                                                                        SECURITIES                     VALUE OF
                                                                        UNDERLYING                    UNEXERCISED
                                                                        UNEXERCISED                  IN-THE-MONEY
                                                                      OPTIONS/SARS AT               OPTIONS/SARS AT
                                  SHARES                            FISCAL YEAR-END(#)          FISCAL YEAR-END ($)(2)
                                 ACQUIRED          VALUE        ---------------------------   ---------------------------
NAME                          ON EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          --------------   --------------   -----------   -------------   -----------   -------------
Edward D. Segal.............     100,000          $835,000        525,948        100,000      $4,391,666            --
Michael A. Grandinetti......          --                --         52,500         72,500      $  146,063      $128,938
C. Garry Hendricks..........          --                --             --             --              --            --
Peter V. Leigh..............          --                --         90,000         25,000      $  751,500            --
J. Christopher
  Levett-Prinsep............          --                --         90,000         25,000      $  751,500            --
Keith Reidy.................          --                --         90,000         25,000      $  751,500            --

------------------------

(1) The value realized is based on the fair market value of the Company's Common Shares on the exercise date minus the exercise price.

(2) The valuations are based on the fair market value of the Company's Common Shares on May 31, 2000 of $11.13, minus the exercise price of the options.

        EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

    Each of the Named Executive Officers is employed pursuant to an employment contract with a subsidiary of Metron which is incorporated in his country of residence.

    Edward D. Segal is employed pursuant to an employment contract entered into in September 1999 with Metron Technology Corporation, a California corporation and wholly-owned subsidiary of the Company ("MTC"), and with the Company. The employment contract provides that Mr. Segal will serve as a managing director of the Company and as the Company's President and Chief Executive Officer at an annual salary of not less than $295,000. The agreement also provides for Mr. Segal's participation in an annual incentive compensation plan approved by the Supervisory Board and for other usual and customary benefits. The Company and MTC agreed to indemnify Mr. Segal against any liability to which he may be subject for judgments, settlements, penalties, fees and expenses of defense, including attorney's fees, bonds and costs of investigation, arising out of or in any way related to acts or omissions as a member of the Managing Board, or an executive officer, or in any other capacity in which services are rendered to the Company or MTC and its subsidiaries. However, Mr. Segal would not be entitled to indemnification under this agreement under certain circumstances, including if indemnification is expressly prohibited under applicable law or if indemnification is expressly prohibited by Metron's Articles or MTC's charter. If Mr. Segal's employment is terminated by MTC without cause or by Mr. Segal for good reason or due to disability, in exchange for Mr. Segal's signing a release of all claims, he will continue to receive his base salary for a period of 12 months in addition to other customary benefits.

    Michael A. Grandinetti is employed pursuant to an employment contract entered into in September 1999 with MTC and with the Company. The employment contract provides that

Mr. Grandinetti will serve as a managing director and as Executive Vice President, Materials of the Company at an annual salary of not less than $190,000. The agreement also provides for Mr. Grandinetti's participation in an annual incentive compensation plan approved by the Supervisory Board and for other usual and customary benefits. MTC and the Company agreed to indemnify
Mr. Grandinetti against any liability to which he may be subject for judgments, settlements, penalties, fees and expenses of defense, including attorney's fees, bonds and costs of investigation, arising out of or in any way related to acts or omissions as a member of the Managing Board, or an executive officer, or in any other capacity in which services are rendered to the Company or MTC and its subsidiaries. However, Mr. Grandinetti would not be entitled to indemnification under this agreement under specified circumstances, including if indemnification is expressly prohibited under applicable law or prohibited by Metron's Articles or MTC's charter. If Mr. Grandinetti's employment is terminated by MTC without cause or by Mr. Grandinetti for good reason or due to disability, in exchange for Mr. Grandinetti's signing a release of all claims, he will continue to receive his base salary for a period of 12 months in addition to other customary benefits.

    Until his retirement in October 2000, C. Garry Hendricks was employed pursuant to an employment contract entered into in July 1998 with Kyser, MTC and the Company. The employment contract provided that Mr. Hendricks would serve as Vice Chairman of Kyser at an annual salary of not less than $198,450. The agreement also provided that if Mr. Hendricks' employment were terminated by the Company for cause or by Mr. Hendricks for good reason prior to July 2001, Mr. Hendricks would enter into a consulting arrangement with the Company and would continue to receive his base salary until July 2001. Under the agreement, Mr. Hendricks participated in an annual incentive compensation plan approved by the Supervisory Board and an incentive compensation plan for employees of Kyser and received other usual and customary benefits. Kyser agreed to indemnify
Mr. Hendricks against any liability to which he may be subject for judgments, settlements, penalties, fees and expenses of defense, including attorney's fees, bonds and costs of investigation, arising out of or in any way related to acts or omissions as an employee, officer, director or agent in which services were rendered to Kyser. However, Mr. Hendricks would not be entitled to indemnification under this agreement under specified circumstances, including if indemnification is expressly prohibited under applicable law or prohibited by Kyser's charter. These indemnification provisions remain in full effect under the separation agreement discussed below.

    Pursuant to a separation agreement entered into in October 2000 with Kyser, MTC and the Company, Mr. Hendricks resigned from all of his positions with these entities, including his positions as Vice Chairman of Kyser and Managing Director of the Company. In exchange, Kyser, MTC and the Company agreed to pay Mr. Hendricks a bonus of $11,030 for the fourth quarter of fiscal 1999 and consulting fees of $17,530 per month until June 30, 2001.

    Peter V. Leigh is employed pursuant to an employment contract entered into in September 1999 with MTC and with the Company. The employment contract provides that Mr. Leigh will serve as a managing director of the Company and as the Company's Vice President, Finance and Chief Financial Officer at an annual salary of not less than $180,000. The agreement also provides for Mr. Leigh's participation in an annual incentive compensation plan approved by the Supervisory Board and for other usual and customary benefits. The Company and MTC agreed to indemnify Mr. Leigh against any liability to which he may be subject for judgments, settlements, penalties, fees and expenses of defense, including attorney's fees, bonds and costs of investigation, arising out of or in any way related to acts or omissions as a member of the Managing Board, or an executive officer, or in any other capacity in which services are rendered to the Company or MTC and its subsidiaries. However, Mr. Leigh would not be entitled to indemnification under this agreement under specified circumstances including if indemnification is expressly prohibited under applicable law or prohibited by Metron's Articles or MTC's charter. If Mr. Leigh's employment is terminated by MTC without cause or by Mr. Leigh for good reason or due to disability, in exchange for Mr. Leigh's signing a release of all claims, he will continue to receive his final base salary for a period of 12 months in addition to other customary benefits.

    J. Christopher Levett-Prinsep is employed by Metron Technology (U.K.) Ltd. pursuant to an employment contract entered into in May 1996. The employment contract provides that Mr. Levett-Prinsep will serve as a managing director of the Company and of Metron Technology (U.K.) Ltd. and as President of the Company's European Operations at an annual salary of not less than L103,000, or approximately $173,000. The agreement also provides for Mr. Levett-Prinsep's participation in an annual incentive compensation plan approved by the Supervisory Board and for other usual and customary benefits. The employment contract may be terminated by either party on twelve months' notice.

    Keith Reidy is employed by MTC pursuant to an employment contract entered into in September 1999 with MTC and with the Company. The employment contract provides that Mr. Reidy will serve as a managing director and as Vice President, Marketing of the Company at an annual salary of not less than $200,000. The agreement also provides for Mr. Reidy's participation in an annual incentive compensation plan approved by the Supervisory Board, and for other usual and customary benefits. The Company and MTC agreed to indemnify Mr. Reidy against any liability to which he may be subject for judgments, settlements, penalties, fees and expenses of defense, including attorney's fees, bonds and costs of investigation, arising out of or in any way related to acts or omissions as a member of the Managing Board, or an executive officer, or in any other capacity in which services are rendered to the Company or MTC and its subsidiaries. However, Mr. Reidy would not be entitled to indemnification under this agreement under specified circumstances, including if indemnification is expressly prohibited under applicable law or prohibited by Metron's Articles or MTC's charter. If Mr. Reidy's employment is terminated by MTC without cause or by Mr. Reidy for good reason or due to disability, in exchange for Mr. Reidy's signing a release of all claims, he will continue to receive his base salary for a period of 12 months in addition to other customary benefits.

         REPORT OF THE COMPENSATION COMMITTEE OF THE SUPERVISORY BOARD
                          ON EXECUTIVE COMPENSATION(1)

    The Compensation Committee (the "Committee") of the Supervisory Board generally makes decisions regarding the compensation of our Chief Executive Officer, Edward D. Segal, and its other executive officers. During fiscal 2000, the Committee consisted of all of the serving members of the Supervisory Board, namely Robert R. Anderson, James E. Dauwalter, Joel A. Elftmann and Sho Nakanuma; all four are outside directors. The Committee has furnished the following report on the 2000 compensation of Edward D. Segal and our other executive officers.

    In setting the compensation levels, the Committee considers the standard practices in the semiconductor equipment and materials industry, including data from surveys, as well as the practices of companies with whom Metron competes for executive talent. Metron believes that its total executive compensation package is near the median among its peers.

    The Committee determines base salaries, incentive compensation and stock option grants of the executive officers in part in reliance on the Radford Survey (the "Survey") or the prevailing competitive salaries in the technology sector for similar positions and by evaluating those salary standards against the achievement by the Company of its corporate goals. The Committee compared the compensation of the Company's executive officers to equivalent data in the Survey and competitive market compensation levels to determine base salary, target bonuses and target total cash

------------------------

(1) The material in this report is not "soliciting material", is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

compensation. The Committee also reviewed and compared the practices of such companies with respect to stock option grants.

STOCK OPTIONS

    The Committee grants stock options under our stock option plans to foster executive ownership and to provide direct linkage with shareholder interests. The Committee considers the current level of equity holdings in Metron, stock options previously granted, industry practices, the executive's accountability level, and assumed potential share value when determining stock option grants. The Committee relies upon competitive guideline ranges of retention-effective, target-gain objectives to be derived from option gains based upon relatively aggressive assumptions relating to planned growth and earnings. In this manner, potential executive gains parallel those of other shareholders over the long term. Therefore, the stock option program serves as our primary long-term incentive and retention tool for executives and other key employees. The exercise prices of stock options granted to executive officers are equal to the market value of the shares on the date of grant.

CEO COMPENSATION

    Mr. Segal joined Metron as President and Chief Executive Officer in
July 1995. In general, as President and CEO the factors utilized in determining Mr. Segal's compensation are the same as those applied to the other executive officers in the manner described in the preceding paragraphs, although achievement of Company financial performance goals have a greater impact on his total compensation.

    In establishing Mr. Segal's base salary, it was the Committee's intent to provide him with a level of stability and certainty each year. His base salary for the 2000 fiscal year of $298,380 is comparable to the reported base salaries for Chief Executive Officers in the Survey.

    The Committee based the annual bonus component of Mr. Segal's compensation on the Company's financial performance and on his individual goal achievement, as described above. Based upon Mr. Segal's performance, his bonus for 2000 was $198,550.

    In January 2000, the Committee awarded Mr. Segal additional options to purchase 100,000 Common Shares.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

    Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

    The statute containing this law and the applicable proposed Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, the Committee believes that at the present time it is quite unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million.

CONCLUSION

    In summary, it is the opinion of the Committee that the adopted executive compensation policies and plans provide the necessary total remuneration program to properly align our performance and the interest of our shareholders with competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long term.

                                        Compensation Committee
                                        Robert R. Anderson
                                        James E. Dauwalter
                                        Joel A. Elftmann
                                        Sho Nakanuma

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company's compensation committee consists of Messrs. Anderson, Dauwalter, Elftmann and Nakanuma.

    None of the current members of the Company's compensation committee is an officer or employee of the Company. Mr. Elftmann is Chairman of the Board and Chief Executive Officer of FSI International, Inc., one of the Company's principals and shareholders. Mr. Dauwalter is President of Entegris, Inc., one of the Company's principals and shareholders. See "Certain Transactions" for a more detailed description of the relationship between the Company and each of FSI and Entegris.

PERFORMANCE MEASUREMENT COMPARISON(1)

    The following graph shows the total shareholder return of an investment of $100 in cash on November 18, 1999 for (i) the Company's Common Shares, (ii) the Standard & Poor's SmallCap Index of 600 companies (the "S&P SmallCap 600") and
(iii) the peer group as published by SEMI in their SEMIndex for United States companies with a market cap of less than $500 million.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                          (FROM 11/18/99 TO 5/31/99)*
                         AMONG METRON TECHNOLOGY, N.V.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                         CUMULATIVE TOTAL RETURN
                                        11/18/99  5/31/00
Metron Technology, N.V.                   100.00    85.58
S & P SmallCap 600                        100.00   113.78
SEMIndex                                  100.00    97.73

*   $100 INVESTED ON 11/18/99 IN STOCK
    IN INDEX--INCLUDING REINVESTMENT OF DIVIDENDS.
    FISCAL YEAR ENDING MAY 31, 2000

    THE SEMINDEX PEER GROUP CONSISTS OF 15 COMPANIES IN THE SEMICONDUCTOR INDUSTRY AS FOLLOWS: ADE CORP. MASS., APPLIED SCIENCE & TECHNOLOGY, BE SEMICONDUCTOR INDS. NV-ADR, CERPROBE CORP., COHU INC., ELECTROGLAS INC., FSI INTL. INC., GASONICS INTL. CORP., GENUS INC., IBIS TECHNOLOGY CORP., INTEGRATED MEASUREMENT SYS. INC., MATTSON TECHNOLOGY INC., ROBOTIC VISION SYS. INC., SEMITOOL INC., ULTRATECH STEPPER INC.

------------------------

(1) This Section is not "soliciting material", is not deemed "filed" with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH FSI

    As of May 31, 2000, FSI International, Inc. ("FSI") held approximately 20.4% of the Company's outstanding shares. In fiscal 1999 and 2000, products from FSI accounted for 24% and 25% of the Company's revenue, respectively. In addition, Mr. Elftmann, a supervisory director of the Company, is Chairman of the Board of FSI.

    DISTRIBUTION AGREEMENT. In March 1998, the Company and FSI entered into a distribution agreement which has been amended to reflect FSI's sale of its chemical management division in July 1999. Pursuant to the terms of this agreement, FSI and the Company agreed that, with some exceptions, the Company would distribute some of FSI's products and related spare parts in specific countries primarily in Europe and Asia. The Company, as distributor, agreed to use its best efforts to sell the agreed upon products and spare parts in the designated territory. The distribution agreement shall continue until November 21, 2001. Either party may terminate the agreement after the expiration of this initial term by providing at least 12 months prior written notice. In the event that, in connection with a public offering, the agreement with Entegris, Inc. ("Entegris") is amended to change the term and termination provisions which are in effect, and if those terms are more favorable to Entegris, then the agreement with FSI shall be amended to include the terms of the Entegris amendment regarding the term and termination.

    FSI sells products to the Company and the Company receives from FSI discounts ranging from 5% to 25% of the net sales price. The exact percentage varies depending on the product. For some products, the discounts may be renegotiated at the request of FSI if FSI's ownership of the Company drops below 25%. In cases where customers receive discounts off of the net sales price, the discounts are generally divided between FSI and the Company. The actual terms vary depending on product, location and the extent of the discount.

    OTHER AGREEMENTS. Pursuant to an investor rights agreement entered into in July 1995 (the "Investor Rights Agreement"), a limited number of shareholders, including FSI, have the right to require Metron to register their Common Shares under specific circumstances. In the event Metron decides to offer shares pursuant to an underwritten registration, Metron must notify these shareholders and, if practicable, include a pro-rata portion of the shares of those who elect to be included in the offering. The combined holders of at least 375,000 Common Shares, as adjusted for share splits, share dividends and the like, may request that Metron file a registration statement on Form S-3, if available to Metron. However, Metron is not obligated to file more than one Form S-3 registration in any 12 month period. In addition, if the majority of the members of the Supervisory Board determine in good faith that a registration on Form S-3 would be seriously detrimental to Metron, the registration may be delayed for up to 130 days. Metron will bear all registration expenses related to the above mentioned registrations.

    The registration rights are transferable to anyone who acquires all of a shareholder's Common Shares and agrees to be bound by the terms of the Investor Rights Agreement. The registration rights of each shareholder entitled to such rights terminate on the earlier of the date three years after the date of the Initial Public Offering and the date the holder may sell all of its shares during any 90 day period pursuant to Rule 144.

    As a supervisory director of the Company, Mr. Elftmann receives yearly option grants. In connection with Mr. Elftmann's service as the Chairman of the Board of FSI, he entered into an agreement with FSI pursuant to which he agreed to exercise his options to purchase Common Shares of the Company at the request of FSI, to vote the shares received upon exercise of the options as directed by FSI and to hold title to these shares only as a nominee for FSI, without any beneficial right, ownership, or interest in the shares. In addition, Mr. Elftmann agreed to convey title to the option (if this is permitted by its terms) and any shares received upon exercise of the option to FSI or to sell the shares and remit the proceeds to FSI upon FSI's request.

TRANSACTIONS WITH ENTEGRIS

    As of May 31, 2000, Entegris held approximately 20.4% of the Company's outstanding shares, and in fiscal 1999 and 2000, products from Entegris accounted for 21% and 26% of the Company's revenue, respectively. In addition, Mr. Dauwalter, a supervisory director of the Company, is President of Entegris.

    DISTRIBUTION AGREEMENTS. In July 1995, the Company and Fluoroware, now a wholly-owned subsidiary of Entegris, entered into a distribution agreement. Pursuant to the terms of this agreement, Entegris and the Company agreed that, with some exceptions, the Company would be the exclusive, independent distributor of some of Entegris's products in specific countries primarily in Europe and Asia. The Company, as distributor, agreed to use its best efforts to sell the agreed-upon products in the designated territory. Unless the contract is terminated under specific conditions, the contract will remain in place until July 5, 2002, and is automatically renewed thereafter for additional terms of two years. The contract can be terminated upon written notification given more than twelve months prior to the expiration of the applicable term.

    Entegris may sell products for use in the territories on a representative basis, but agrees to pay the Company a commission of 10% of the applicable sales list price of the products for all such sales, which commission may, at the option of Entegris, be divided between the Company and a third party on an equitable basis and consistent with past practices between the Company and Entegris. With certain exceptions, products are sold to the Company at the U.S. domestic sales list prices, less a discount which ranges from 5% to 40% depending on the product, unless another amount is agreed to in writing.

    In September 1997, Fluoroware entered into a distribution agreement with Kyser. Pursuant to the terms of this agreement, Fluoroware and Kyser agreed that Kyser would be stocking distributor for specific Fluoroware gas and liquid handling products in certain states in the United States. Kyser, as distributor, agreed to use its best efforts to stock, market and sell products within the states which comprise its territory. The agreement is for a term of five years, expiring August 31, 2002, and, unless either party terminates, the agreement is renewed automatically for successive five-year terms. Notice of termination must be given one year prior to the expiration of the term of the agreement for termination without cause. Termination for cause may occur at any time if specific conditions are met.

    Fluoroware agreed to sell its products to Kyser at a 15% to 40% discount from the Fluoroware published list price, with the exact percentage dependent on the product. In some instances, Kyser may act as a manufacturer's representative rather than as a stocking distributor. As a manufacturer's representative, Kyser receives a commission of between 10% and 2% of the sales price depending on the discount off of the list price given to the customer and the products sold. In some instances the commission is not specified and is to be negotiated prior to the sale.

    OTHER AGREEMENTS. Entegris is also party to the Investor Rights Agreement. See "Certain Transactions--Transactions with FSI--Other Agreements" for a description of the registration rights granted to FSI.

    As a supervisory director of the Company, Mr. Dauwalter receives yearly option grants. In connection with Mr. Dauwalter's service as the President of Entegris, he previously entered into an agreement with Fluoroware pursuant to which he agreed to exercise his options to purchase Common Shares of the Company at the request of Fluoroware, to vote the shares received upon exercise of the options as directed by Fluoroware and to hold title to these shares only as a nominee for Fluoroware, without any beneficial right, ownership, or interest in the shares. In addition, Mr. Dauwalter agreed to convey title to the option (if this is permitted by its terms) and any shares received upon exercise of the option to Fluoroware or to sell the shares and remit the proceeds to Fluoroware upon the request of Fluoroware.

INDEBTEDNESS OF MANAGEMENT

    In July 1995, Edward D. Segal, President and Chief Executive Officer entered into a Tax Indemnification Agreement (the "Tax Indemnification Agreement") with the Company as part of its acquisition of Transpacific Technology Corporation. At the time of the acquisition and until it completed the Initial Public Offering in November 1999, the Company was a "controlled foreign corporation" under Subpart F of the US Internal Revenue Code ("Subpart F"), and as a "US person" Mr. Segal was liable for personal income tax on income imputed to him under Subpart F. Under the agreement, the Company provided cash advances to Mr. Segal for taxes due for Subpart F income. Advances under the Tax Indemnification Agreement totaled $265,000, of which $202,000 was advanced in fiscal 2000. Repayment of a portion of the advances is required beginning with the first sale of shares owned by Mr. Segal as of the July 1995 acquisition date after a tax year for which Mr. Segal received an advance. The amount of the repayment is determined by reference to the tax which Mr. Segal does not pay as a result of the step-up in basis created by the payment of income taxes on his imputed Subpart F income.

INDEMNITY AGREEMENTS

    See "Employment Agreements and Termination of Employment Arrangements" for a description of indemnification provisions contained in agreements with Named Executive Officers.

EMPLOYMENT AGREEMENT

    Gregory C. Claeys is employed pursuant to an employment contract entered into in July 1998 with Kyser, MTC and the Company. The employment contract provides that Mr. Claeys will serve as President of Kyser at an annual salary of not less than $170,000. The agreement also provided for the Company's grant of an option to purchase 90,000 Common Shares to Mr. Claeys upon execution of the contract. Under the agreement, Mr. Claeys participates in an annual incentive compensation plan approved by the Supervisory Board and an incentive compensation plan for employees of Kyser and receives other usual and customary benefits. Kyser agreed to indemnify Mr. Claeys against any liability to which he may have been subject for judgments, settlements, penalties, fees and expenses of defense, including attorney's fees, bonds and costs of investigation, arising out of or in any way related to acts or omissions as an employee, officer, director or agent in which services are rendered to Kyser. However, Mr. Claeys would not be entitled to indemnification under this agreement under specified circumstances, including if indemnification is expressly prohibited under applicable law or prohibited by Kyser's charter.

                                 OTHER MATTERS

    The Board of Supervisory Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Supervisory
                                          Directors
                                          Joel A. Elftmann
                                          SUPERVISORY DIRECTOR

October 30, 2000

    A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED MAY 31, 2000, AS AMENDED, IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: JULIE CARLSON, METRON TECHNOLOGY N.V., 1350 OLD BAYSHORE HIGHWAY, SUITE 360, BURLINGAME, CALIFORNIA 94010, USA.

                             METRON TECHNOLOGY N.V.

                           EMPLOYEE STOCK OPTION PLAN

                AMENDED AND RESTATED EFFECTIVE OCTOBER 13, 1999

                AMENDED BY THE SUPERVISORY BOARD APRIL 13, 2000

1.       PURPOSE.

         1.1 The purpose of this employee stock option plan (the "Plan") is to motivate key employees of and consultants to Metron Technology N.V. (the "Company") and its group companies (the "Group Companies") to improve individual performance by providing long-term incentives to such persons by way of facilitating ownership of shares in the issued share capital of the Company. The Plan is also intended to facilitate recruiting and retaining key personnel of outstanding ability by providing an attractive capital accumulation opportunity.

         1.2 The Plan provides employees (including directors who are employees) of the Company and its Group Companies ("Employees") an opportunity to purchase Shares pursuant to options which may qualify as incentive stock options (hereafter "Incentive Stock Options") under Section 422 of the United States Internal Revenue Code of 1986, as amended (hereafter the "Code"), and employees (including directors who are employees) of and consultants to the Company and its Group Companies an opportunity to purchase Shares pursuant to options which are not described in Sections 422 or 423 of the Code (hereafter "Nonqualified Stock Options").

2.       SUBPLANS AUTHORIZED.

         The Plan shall operate as a master plan and to the extent appropriate the Company and/or its Group Companies may adopt subplans which among other things may be intended to address specific laws of one or more of the jurisdictions in which the Company and/or its Group Companies operate (a "Subplan").

3.       DEFINITIONS.

         Capitalized terms used in the Plan and in the Agreement (as defined below) have the meaning ascribed thereto in this Section 3.

         (a) "AGREEMENT" means a written contract entered into between the Company and/or a Group Company on the one hand and an Optionee on the other hand containing the terms and conditions of an Option, which shall be consistent with the Plan and be determined by the Board, together with all amendments thereto made by the Board in accordance with Section 13 hereof.

         (b)      "BOARD" means the supervisory board of the Company.

         (c) "COMMITTEE" means a committee designated by the Board to administer the Plan in accordance with Section 13 hereof.

         (d) "COMPANY" means Metron Technologies N.V., a public company with limited liability established at Amsterdam, The Netherlands.


                                       1.

         (e) "CONSULTANT" means any person, including an advisor, (i) engaged by the Company or a Group Company to render consulting or advisory services and who is compensated for such services or (ii) who is a member of the Board of Directors of a Group Company. However, the term "Consultant" shall not include either Directors who are not compensated by the Company for their services as Directors or Directors who are merely paid a director's fee by the Company for their services as Directors.

         (f) "EMPLOYEE" means an employee (including a managing director who is also an employee) of the Company or a Group Company.

         (g) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         (h) "FAIR MARKET VALUE" means, as of any date, the value per Share determined as follows:

                  (i) if the Stock is listed on any official stock exchange, the Fair Market Value shall be the closing sales price per Share on such stock exchange (or the closing bid price if no sales were reported) for the last trading day prior to the time of determination; or

                  (ii) if the Stock is not listed on any official stock exchange, the Fair Market Value shall be determined by the Board, using such criteria as it shall determine, in its sole discretion, to be appropriate for such valuation.

         (i) "GENERAL MEETING" means the general meeting of shareholders of the Company.

         (j) "GROUP COMPANY" ("groepsmaatschappij") has the meaning assigned to it in Section 2:24b of the Dutch Civil Code or any successor provision thereof with the understanding that FSI Metron Europe Ltd., a company under the laws of England with its registered at Brighton is deemed not to be a Group Company.

         (k) "NON-EMPLOYEE DIRECTOR" means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act ("Regulation S-K")), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a "non-employee director" for purposes of Rule 16b-3.

         (l) "OFFICER" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

         (m) "OPTION" means a right to purchase Shares pursuant to the terms of the Plan.

         (n) "OPTION PRICE" means the price at which a Share covered by the respective Option may be purchased.


                                       2.

         (o) "OPTIONEE" means an Employee or Consultant to whom an Option is or has been granted.

         (p) "OUTSIDE DIRECTOR" means a Director who either (i) is not a current employee of the Company or an "affiliated corporation" (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an "affiliated corporation" receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an "affiliated corporation" at any time and is not currently receiving direct or indirect remuneration from the Company or an "affiliated corporation" for services in any capacity other than as a Director or (ii) is otherwise considered an "outside director" for purposes of Section 162(m) of the Code.

         (q) "PLAN" means this Metron Technologies N.V. Employee Stock Option Plan, any Subplans authorized by the Company and any amendments made thereto by the Board in accordance with Section 12 hereof.

         (r)      "SECURITIES ACT" means the Securities Act of 1933, as amended.

         (s) "SHARE" means a common share in the issued share capital of the Company.

         (t) "STOCK" means the common shares in the issued share capital of the Company.

         (u) "SUCCESSOR" with respect to an Optionee means the person or persons who, by will or according to the applicable law of inheritance, acquire(s) the right to exercise an Option.

         (v) "TEN PERCENT SHAREHOLDER" means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of the Group Companies.

         (w) "TERM" means the period during which an Option may be exercised.

4.       SHARES AVAILABLE UNDER THE PLAN.

         4.1 The number of Shares available for distribution under the Plan shall not exceed 3,750,000*, subject to adjustment pursuant to Section 14 hereof. Shares used for purposes of the Plan shall be common shares in the authorized share capital of the Company.

         4.2 If an Option should expire or can no longer be exercised for any reason without having been exercised in full, the unissued Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future issuance under the Plan.

         4.3 For the purposes of computing the total number of Shares granted under the Plan, each Option shall be deemed to be the equivalent of the maximum number of Shares that may be issued upon exercise of the particular Option.

-------------------
* 525,000 shares originally authorized. 1,050,000 post 1:2 stock split in December 1995. Increased to 1,300,000 shares in June 1996. Increased to 1,500,000 in October of 1997. 2,250,000 shares post the 3:2 stock split in April 1998. Increased to 2,750,000 shares in July of 1999. Increased to 3,750,000 shares in April of 2000.



                                       3.

         4.4 Subject to the provisions of Section 14 relating to adjustments upon changes in the shares of Common Stock, no Employee shall be eligible to be granted Options covering more than one million (1,000,000) shares of Common Stock during any calendar year.

5.       ELIGIBILITY.

         Participation in the Plan shall be limited to Employees and Consultants, and the Committee or the Board shall determine which Employees and Consultants shall be granted Options under the Plan, and the terms of such Options, all as more fully provided in the relevant Agreement.

6.       GENERAL TERMS OF OPTIONS.

         6.1      Each Option shall be subject to an Agreement.

         6.2 Each Agreement shall set forth the number of Shares to which the Option subject to such Agreement applies, the Option Price and such other terms and conditions applicable to the Option as shall be determined by the Board acting in its sole discretion, subject however to the provisions of the Plan, particularly this Section 6.2 thereof.

         6.3 The Option Price shall never be less than the nominal value per Share. Moreover, the Option Price shall not be less than the Fair Market Value on the date the Option is granted. Notwithstanding the foregoing, (a) in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, then such Incentive Stock Options shall have a Term of no longer than 5 years and an Option Price of at least 110% of the Fair Market Value on the date the Option is granted and (b) in the case of an Incentive Stock Option granted to any other person, the Option Price shall not be less than the fair Market Value on the date that the Option is granted. The Option Price shall be subject to adjustment to the extent provided in this Plan or the relevant Agreement.

         6.4 In the case of Incentive Stock Options, the aggregate Fair Market Value (determined as of the time such Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an Employee in any calendar year (under the Plan and any other plans of the Company or its Group Companies) shall not exceed $100,000 or the equivalent thereof in another currency.

         6.5 The Agreement may contain such other terms, provisions, and conditions as may be determined by the Board (not inconsistent with this Plan). If an Option, or any part thereof is intended to qualify as an Incentive Stock Option, the Agreement shall contain those terms and conditions which are necessary to so qualify it.

7.       TRANSFERABILITY.

         Each Agreement shall provide that Options may not be sold, assigned, transferred, exchanged, pledged or otherwise encumbered. Notwithstanding the immediately preceding sentence, an Agreement may provide that the Option subject to the Agreement shall transfer in the event of the death of an Optionee to a Successor or, alternatively, that the death of an Optionee shall accelerate the Term of the Option in accordance with Section 9 of the Plan.


                                       4.

8.       EFFECTIVE DATE AND DURATION OF THE PLAN.

         8.1 The Plan shall become effective as of and its "Effective Date" shall be the date it is approved by the general meeting of shareholders of the Company.

         8.2 The Plan shall remain in effect until the earlier of (i) the date as of which the Board has terminated the Plan; and (ii) the tenth anniversary of the Effective Date (the "Termination Date"); PROVIDED, HOWEVER, that Options granted prior to the Termination Date may vest, be exercised or otherwise effectuated in accordance with the relevant Agreement beyond the Termination Date unless the authority to do so is limited in the Agreement or otherwise.

9.       TERM OF OPTIONS, ACCELERATION.

         Each Agreement shall set forth the Term of the Option; PROVIDED, HOWEVER, that the Term of an Option shall not be for more than 10 years and that, in the case of an Incentive Stock Option granted to Ten Percent Shareholder, then such Incentive Stock Options shall have a Term of no longer than 5 years and an Option Price of at least 110% of the Fair Market Value on the date the Option is granted. Acceleration of the expiration of the applicable Term is permitted upon such terms and conditions as shall be set forth in the Agreement, which may, but need not, include, without limitation, acceleration in the event of the Optionee's death or retirement as Employee.


10. TERMINATION OF EMPLOYMENT AND CONSULTING RELATIONSHIP AND PERMANENT DISABILITY OF THE OPTIONEE.

         10.1 No Option may be exercised by an Optionee from the date on or as per which the Optionee is no longer an Employee or a Consultant, for any reason whatsoever, except as and to the extent provided in the Agreement applicable to that Option. Notwithstanding the foregoing, a change in the capacity in which a person provides services to the Company will not constitute a termination of employment or consulting relationship for purposes of the Plan provided that there is no interruption in the period during which the person provides services to the Company.

         10.2 Subject to Section 10.1 of the Plan, during the lifetime of an Optionee, only such Optionee (or such Optionee's legal representative) may exercise an Option. An Option may be exercised by the Successor of an Optionee following the death of such Optionee to the extent, and during the period of time, if any, provided in the applicable Agreement.

         10.3 Notwithstanding the provisions of Section 10.1 above, in the event of termination of the Optionee's employment or consulting relationship with the Company or one or more of the Group Companies as a result of his total and permanent disability (as determined by the Board or the Committee) the Optionee may, but only within 12 months from the date of such termination (but in no event later than the expiration date of the Term of such Option as set forth in the relevant Agreement), exercise the Option in accordance with the terms and conditions of the relevant Agreement. If and to the extent that the Optionee does not so exercise the Option, the Option shall terminate without any payment of compensation or remuneration being due or payable to the Optionee.

11.      EXERCISE OF OPTIONS.


                                       5.

         11.1 The Option Price of the Shares with respect to which an Option is exercised shall be payable to the Company in full at the time of exercise of the Option and shall be made in such currency as the Board shall specify in the applicable Agreement. However, the Board may, in its sole discretion, permit an Optionee to pay the Option Price in whole or in part (i) with Shares owned by the Optionee; (ii) with Shares issuable upon exercise of the Option; (iii) delivery on a form prescribed by the Board of an irrevocable direction to a securities broker approved by the board or the Board to sell Shares and to deliver all or a portion of the proceeds thereof to the Company in payment for the Shares; or (iv) a combination of the foregoing, and in any such event the Company undertakes to repurchase the Shares involved. Any Shares used to pay all or part of the Option Price shall be valued by the Board or the Committee at their Fair Market Value on the date of the exercise of the Option. In addition, any Shares used to pay all or part of the Option Price that were acquired, directly or indirectly from the Company, must have been held for more than six
(6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) prior to their use for such payment.

         Notwithstanding the above, it is expressly understood that an Optionee may only use Shares to pay all or part of the Option Price and that the Company shall only be bound to repurchase those Shares subject to the condition precedent that the provisions of Dutch law and the articles of association of the Company, as the same may be amended from time to time, concerning the repurchase by the Company of shares in its own capital are complied with and satisfied.

         11.2 Each Option shall be exercisable in whole or in part on the terms provided for in the relevant Agreement. In no event shall any Option be exercisable at any time after the expiration of its Term. When an Option is no longer exercisable, it shall be deemed to have lapsed or terminated without any payment of compensation or remuneration due to anybody.

12. TERMINATION, SUSPENSION AND MODIFICATION OF THE PLAN AND ALTERATION AND AMENDMENT OF AGREEMENTS AND OPTIONS.

         To the extent permitted by law the Board may at any time and from time to time terminate, suspend or modify the Plan. The Board shall in no event amend the Plan in the following respects without the approval of the general meeting of shareholders resolving with a majority then sufficient to approve the Plan in the first instance:

                (i) to increase the maximum number of Shares subject to Incentive Stock Options issued under the Plan; or

                (ii) to change the designation or class of persons eligible to receive Incentive Stock Options under the Plan.

         The Board may at any time alter or amend any or all Agreements and the terms and conditions of outstanding Options, except the Option Price, PROVIDED, HOWEVER, that no such termination, suspension, modification, alteration or amendment will materially and adversely affect any right acquired by any Optionee under an Option granted before the date of termination, suspension, modification, alteration or amendment, unless otherwise agreed to by the Optionee in the Agreement or otherwise or unless required by law. However, it will be


                                       6.

conclusively presumed that any adjustment for changes in capitalization provided for in Section 14 does not adversely affect the rights of any Optionee.

13.      ADMINISTRATION.

         13.1 ADMINISTRATION BY BOARD. The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 13.3.

         13.2 POWERS OF BOARD. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

                  (a) To determine from time to time which of the persons eligible under the Plan shall be granted Options; when and how each Option shall be granted; the provisions of each Option granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to an Option; and the number of shares of Common Stock with respect to which an Option shall be granted to each such person.

                  (b) To construe and interpret the Plan and Options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

                  (c) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan.

         13.3     DELEGATION TO COMMITTEE.

                  (a) The Board may delegate administration of the Plan to a Committee or Committees of one (1) or more members of the Board, and the term "Committee" shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

                  (b) At such time as the Common Stock is publicly traded, in the discretion of the Board, a Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may (1) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Options to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award or (b) not persons with respect to whom the Company wishes

                                       7.

to comply with Section 162(m) of the Code and/or (2) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Options to eligible persons who are not then subject to
Section 16 of the Exchange Act.

         13.4 EFFECT OF BOARD'S DECISION. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

14.      ADJUSTMENT FOR CHANGES IN CAPITALIZATION.

         14.1 In the event of any change in the number of outstanding Shares by reason of any stock dividend, stock split, reorganization, recapitalization, merger, exchange of shares or other similar corporate change, such reasonable adjustments may be made in the Plan, the Agreements and the Options granted hereunder (including the Option Price) as the Board shall, in its sole discretion, determine are necessary or appropriate to ensure the Optionees, to the extent possible, reasonable rights with equal value, including, if necessary, an adjustment in the number of Shares and in the Option Prices applicable to Options then outstanding and in the number of Shares which are reserved for issuance under the Plan. Any such adjustment shall be conclusive and binding for all purposes of the Plan.

         14.2 Unless otherwise determined by the Board, upon the dissolution or liquidation of the Company the Options granted under the Plan shall terminate and thereupon become null and void. Upon any merger or consolidation, if the Company is not the surviving corporation, or if the Company is the surviving corporation in a "triangular merger" transaction with a subsidiary of a "parent corporation" (as such term is defined and used in Section 175 and Section 1101 of the California General Corporation Law), then with respect to Options held by persons whose employment or consulting relationship with the Company or any Group Company has not terminated, the vesting of such Options (and, if applicable, the time during which such Options may be exercised) shall be accelerated in full, and the Options shall terminate if not exercised (if applicable) at or prior to such event. With respect to any other Options outstanding under the Plan, such Options shall terminate if not exercised (if applicable) prior to such event.

15.      NO COMMITMENTS VIS-A-VIS ELIGIBLE EMPLOYEES, CONSULTANTS OR OPTIONEES.

         15.1 The status as an eligible Employee or Consultant of any person shall not be construed as a commitment that any Option will be granted under the Plan to such eligible Employee or Consultant, or to eligible Employees or Consultants generally.

         15.2 Nothing in the plan or in any Agreement or related documents shall confer upon any Employee, Consultant or Optionee any right to continue in the employment or service of the Company or any Group Company or constitute any contract of employment or consulting relationship or affect any right which the Company or any Group Company may have to change such person's remuneration, other benefits, job responsibilities or title, or to terminate the employment or consulting relationship of such person with or without cause. Options and/or Shares granted to an Optionee under the Plan are not and shall not be considered to be a remuneration for work performed bush such Optionee under his contract of employment with the Company or any Group Company.


                                       8.

16.      TAX WITHHOLDING.

         No Shares shall be granted or sold under the Plan to any Optionee until the Optionee has made arrangements acceptable to the Company or to the Board for the satisfaction of federal, state, local and foreign income tax, social security tax and any other applicable withholding obligations including, without limitation, obligations incident to the receipt of Shares under the Plan or the receipt of an Option pursuant to the Plan or to the failure to satisfy the conditions for treatment as incentive stock options under applicable tax law. Upon exercise of an Option, the Company at its option may withhold from the Optionee or require the Optionee to surrender cash or Shares sufficient to satisfy the minimum applicable federal, state, local and foreign income tax, social security tax and any other minimum applicable withholding obligations as well as any capital duty and transfer or other similar duty payable in respect of payment of the Option Price or for the Shares.

17.      OTHER BENEFITS AND COMPENSATION PROGRAMS.

         Payments and other benefits received by an Optionee under the Plan or under an Option granted pursuant to the Plan shall not be deemed a part of an Optionee's regular, recurring compensation for purposes of the termination, indemnity or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or a Group Company, unless expressly so provided by such other plan, contract or arrangement, or unless the Board expressly determines that an Option or portion of an Option should be included to reflect competitive compensation practices or to recognize that an Option has been granted in lieu of a portion of competitive cash compensation.

18.      UNFUNDED PLAN.

         The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Options under the Plan. Neither the Company, its Group Companies, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Group Companies, and an Optionee. To the extent that any person acquires a right to receive an Option or Shares under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

19.      LIMITS OF LIABILITY, INDEMNIFICATION.

         19.1 Any liability of the Company to any Optionee with respect to an Option shall be based solely upon the contractual obligations created by the Plan and the Agreement.

         19.2 Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, under the Plan.


                                       9.

         19.3 Each person who is or shall have been a member of the Committee or of the Board, and any other person to whom the Board delegates authority under the Plan, shall be indemnified and held harmless by the Company, to the extent permitted by law, against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act, made in good faith, under the Plan and against and from any and all amounts paid by such person in settlement thereof with the Company's approval, or paid by such person in satisfaction of any judgment in any such action, suit or proceeding against such person, provided such person shall give the Company an opportunity, at the Company's expense, to handle and defend the same before such person undertakes to handle and defend it on such person's own behalf.

20.      COMPLIANCE WITH APPLICABLE LEGAL REQUIREMENTS.

         No Options shall be granted and no Shares distributable pursuant to the Plan or to an Agreement shall be issued and delivered unless the granting of such Options respectively the issuance and delivery of such Shares complies with all applicable legal requirements including, without limitation, with the provisions of any applicable national or state securities laws, and the requirements of the stock exchanges, if any, on which the Shares may, from time to time, be listed.

21.      GENDER AND NUMBER.

         Except when otherwise indicated by the context, reference to the masculine gender shall include, when used, the feminine gender and any term used in the singular shall also include the plural.

22.      PARTIAL INVALIDITY.

         In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.


                                      10.

PROXY                                                                      PROXY

                             METRON TECHNOLOGY N.V.
             PROXY SOLICITED BY THE BOARD OF SUPERVISORY DIRECTORS
                 FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER 21, 2000

     The undersigned hereby appoints Edward D. Segal and Peter V. Leigh, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of Metron Technology N.V. which the undersigned may be entitled to vote at the Annual General Meeting of Shareholders of Metron Technology N.V. to be held at the law offices of Nauta Dutilh, Prinses Irenestraat 59, 1077 WV Amsterdam, The Netherlands, on Tuesday, November 21, 2000 at 5:30 p.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSALS 1 AND 2 AND FOR PROPOSALS 3, 4, 5 AND 6, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

                          METRON TECHNOLOGY N.V.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY /X/

[                                                                              ]

THE SUPERVISORY BOARD RECOMMENDS A VOTE FOR THE NOMINEES FOR SUPERVISORY DIRECTOR LISTED BELOW.

PROPOSAL 1:     To elect supervisory directors to hold office until the next
                Annual General Meeting of Shareholders and until their successors are elected.

    FOR ALL                                      WITHHOLD AUTHORITY
      / /                                               / /

Nominees:       Robert R. Anderson, James E. Dauwalter, Joel A. Elftmann,
                Sho Nakanuma.

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE SUCH NOMINEE(S)' NAME(S)
BELOW:
--------------------------------------------------------------------------------
PROPOSAL 2:     To elect Gregory M. Claeys as a managing director B.

    FOR                                          WITHHOLD AUTHORITY
    / /                                                 / /

THE SUPERVISORY BOARD RECOMMENDS A VOTE FOR PROPOSALS 3, 4, 5 AND 6.

PROPOSAL 3:     To approve the Company's Amended and Restated Employee
                Stock Option Plan, as amended, to increase the aggregate number of common shares authorized for issuance under such plan by 1,000,000 shares.

             FOR                   AGAINST                 ABSTAIN
             / /                     / /                     / /

PROPOSAL 4:     To approve the adoption of the Annual Accounts of the Company for the fiscal year ended May 31, 2000.

             FOR                   AGAINST                 ABSTAIN
             / /                     / /                     / /

PROPOSAL 5:     To ratify the selection of KPMG LLP as independent auditors of the Company for its fiscal year ending May 31, 2001.

             FOR                   AGAINST                 ABSTAIN
             / /                     / /                     / /

PROPOSAL 6:     To approve the preparation of the Company's Annual Report for the fiscal year ended May 31, 2000 in the English language.

             FOR                   AGAINST                 ABSTAIN
             / /                     / /                     / /



Dated ____________________________

Signature(s):__________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE SHARES ARE REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                          -FOLD AND DETACH HERE-

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE
            WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.